Exhibit 99.1

811 Louisiana, Suite 2100

Houston, TX 77002

713.584.1000

Targa Resources Corp. Reports

First Quarter 2020 Financial Results

HOUSTON – May 7, 2020 - Targa Resources Corp. (NYSE: TRGP) (“TRC”, the “Company” or “Targa”) today reported first quarter 2020 results.

First Quarter 2020 Financial Results

First quarter 2020 net loss attributable to Targa Resources Corp. was $(1,737.8) million compared to a net loss of $(38.9) million for the first quarter of 2019. The first quarter of 2020 included a pre-tax non-cash loss of $2,442.8 million from the impairment of long-lived assets that include a $2,234.2 million non-cash pre-tax impairment of property, plant and equipment and a $208.6 million non-cash pre-tax impairment of intangible assets. The non-cash pre-tax impairment is primarily associated with the partial impairment of gas processing facilities and gathering systems associated with the Company’s Mid-Continent operations and full impairment of its Coastal operations - all of which are in the Company’s Gathering and Processing (“G&P”) segment. Based on current market conditions, the first quarter impairment assessment forecasts further declines in natural gas production across the Mid-Continent and Gulf of Mexico.

The Company reported quarterly earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“Adjusted EBITDA”) of $428.1 million for the first quarter of 2020 compared to $304.2 million for the first quarter of 2019 (see the section of this release entitled “Targa Resources Corp. ― Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, distributable cash flow, gross margin and operating margin, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

On April 16, 2020, TRC declared a quarterly dividend of $0.10 per share of its common stock for the three months ended March 31, 2020, or $0.40 per share on an annualized basis. Total cash dividends of approximately $23.3 million will be paid on May 15, 2020 on all outstanding shares of common stock to holders of record as of the close of business on May 1, 2020. Also, on April 16, 2020, TRC declared a quarterly cash dividend of $23.75 per share of its Series A Preferred Stock. Total cash dividends of approximately $22.9 million will be paid on May 14, 2020 on all outstanding shares of Series A Preferred Stock to holders of record as of the close of business on May 1, 2020.

The Company reported distributable cash flow for the first quarter of 2020 of $301.9 million compared to total common dividends to be paid of $23.3 million and total Series A Preferred Stock dividends to be paid of $22.9 million.

First Quarter 2020 - Sequential Quarter over Quarter Commentary

Targa reported first quarter 2020 Adjusted EBITDA of $428.1 million, which was in-line with the fourth quarter after adjusting for the approximately $35 million of certain one-time items that benefited the fourth quarter of 2019. Gross margin in the Logistics and Transportation segment was modestly lower in the first quarter of 2020 when compared to the fourth quarter of 2019.  Continued strong asset performance by Targa’s Grand Prix NGL Pipeline (“Grand Prix”) and Targa’s fractionation and liquefied petroleum gas (“LPG”) export businesses were offset by lower margin from Targa’s marketing business.  Lower margin in the G&P segment was predominantly attributable to lower average commodity price realizations, partially offset by volume performance in the Permian region and the Badlands. After normalizing for the one-time benefits in the fourth quarter of 2019, Targa's operating and general administrative expenses were lower in the first quarter of 2020 as a result of the Company’s cost reduction and optimization measures.

Response to Current Market Conditions and Updated 2020 Outlook

The energy sector continues to navigate through an unprecedented period. COVID-19 has resulted in a significant global commodities demand shock due to reduced global economic activity.

As previously disclosed on March 18, 2020, Targa announced actions to strengthen its financial flexibility over both the near and long term. These included:

•

90 percent reduction to its common dividend payout. This reduction provides approximately $755 million of additional annual direct cash flow, resulting in significant free cash flow available to reduce debt; and

•	Meaningful reductions to its 2020 and 2021 net growth capital spending estimates.

Today, Targa is announcing additional measures in light of lower expected growth and related business activity. These include:

•

A further reduction to its 2020 capital spending estimates. Targa now estimates its 2020 net growth capital spending to be between $700 to $800 million, which represents a 40 percent reduction at the midpoint relative to its initial 2020 expectations;

•	An updated estimate for 2020 net maintenance capital spending of approximately $130 million; and
•

An estimated $100 million aggregate reduction to expected 2020 operating expenses and general and administrative expenses resulting from reductions to compensation (including reduced executive salaries and Board cash compensation), benefits and the Targa workforce, and other cost savings identified across Targa’s G&P and Logistics and Transportation businesses.

Targa continues to estimate net growth capital spending for 2021 to be on the order of $200 million and will manage with continued discipline to align spending with customer activity levels.

Following the above series of measures taken in light of current market conditions and lower related business activity, Targa has updated its estimated full-year 2020 Adjusted EBITDA range to $1.4 billion to $1.625 billion. The updated range takes into consideration a wide range of volume assumptions related to producer and customer activity in light of the uncertainty around the timing and number of potential production shut-ins across Targa’s G&P operating regions. The low-end of the range assumes a downside scenario that includes an assumption of significant prolonged producer shut-ins, which management believes is conservative based on current producer feedback. With the collective actions taken by Targa to protect its balance sheet, strengthen its financial flexibility and leverage its strategic asset footprint, Targa is well positioned for the long term.

First Quarter 2020 - Capitalization and Liquidity

The Company’s total consolidated debt as of March 31, 2020 was $7,920.4 million including $435.0 million outstanding under TRC’s $670.0 million senior secured revolving credit facility. The consolidated debt included $7,485.4 million of Targa Resources Partners LP’s (“TRP” or the “Partnership”) debt, net of $46.2 million of debt issuance costs, with $360.0 million outstanding under TRP’s $2.2 billion senior secured revolving credit facility, $268.1 million outstanding under TRP’s accounts receivable securitization facility, $6,865.8 million of outstanding TRP senior notes, net of unamortized premiums, and $37.7 million of finance lease liabilities.

Total consolidated liquidity of the Company as of March 31, 2020, including $375.2 million of cash, was over $2.3 billion. As of March 31, 2020, TRC had available borrowing capacity under its senior secured revolving credit facility of $235.0 million. TRP had $360.0 million of borrowings and $73.1 million in letters of credit outstanding under its $2.2 billion senior secured revolving credit facility, resulting in available senior secured revolving credit facility capacity of $1,766.9 million.

Growth Projects Update

Since the beginning of 2020, the Company has commenced operations on its 110 thousand of barrel per day (“Mbbl/d”) Train 7 fractionator in Mont Belvieu and has completed its 250 million cubic feet per day (“MMcf/d”) Peregrine Plant in Permian Delaware. The Company remains on-track to complete an expansion at its LPG export facility in Galena Park, its 110 Mbbl/d Train 8 fractionator in Mont Belvieu and its 250 MMcf/d Gateway Plant in Permian Midland later this year.

Financing Update

During the three months ended March 31, 2020, the Partnership repurchased a portion of its outstanding senior notes on the open market, paying $122.1 million plus accrued interest to repurchase $162.7 million of the notes. The repurchases resulted in a $39.3 million net gain, which included the write-off of $1.3 million in related debt issuance costs.

During April 2020, the Partnership made further repurchases of its outstanding senior notes on the open market, paying $117.8 million to repurchase $140.5 million of the notes.

Conference Call

The Company will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 7, 2020 to discuss its first quarter results. The conference call can be accessed via webcast through the Events and Presentations section of Targa’s website at www.targaresources.com, by going directly to https://edge.media-server.com/mmc/p/pwuevt24. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2020	2019	2020 vs. 2019
	(In millions)
Revenues:
Sales of commodities	$1,779.7	$1,976.5	$(196.8)	(10%)
Fees from midstream services	269.2	322.9	(53.7)	(17%)
Total revenues	2,048.9	2,299.4	(250.5)	(11%)
Product purchases	1,188.3	1,726.0	(537.7)	(31%)
Gross margin (1)	860.6	573.4	287.2	50%
Operating expenses	194.6	190.2	4.4	2%
Operating margin (1)	666.0	383.2	282.8	74%
Depreciation and amortization expense	239.1	237.4	1.7	1%
General and administrative expense	60.5	81.1	(20.6)	(25%)
Impairment of long-lived assets	2,442.8	—	2,442.8	—
Other operating (income) expense	1.1	3.4	(2.3)	(68%)
Income (loss) from operations	(2,077.5)	61.3	(2,138.8)	NM
Interest expense, net	(98.0)	(80.6)	(17.4)	(22%)
Equity earnings (loss)	20.6	2.8	17.8	NM
Gain (loss) from financing activities	39.3	(1.4)	40.7	NM
Change in contingent considerations	—	(9.7)	9.7	100%
Income tax (expense) benefit	295.3	2.9	292.4	NM
Net income (loss)	(1,820.3)	(24.7)	(1,795.6)	NM
Less: Net income (loss) attributable to noncontrolling interests	(82.5)	14.2	(96.7)	NM
Net income (loss) attributable to Targa Resources Corp.	(1,737.8)	(38.9)	(1,698.9)	NM
Dividends on Series A Preferred Stock	22.9	22.9	—	—
Deemed dividends on Series A Preferred Stock	9.0	7.9	1.1	14%
Net income (loss) attributable to common shareholders	$(1,769.7)	$(69.7)	$(1,700.0)	NM
Financial data:
Adjusted EBITDA (1)	$428.1	$304.2	$123.9	41%
Distributable cash flow (1)	301.9	187.0	114.9	61%
Growth capital expenditures (2)	277.0	870.0	(593.0)	(68%)
Maintenance capital expenditures (3)	26.8	35.6	(8.8)	(25%)

(1)	Gross margin, operating margin, Adjusted EBITDA, and distributable cash flow are non-GAAP financial measures and are discussed under “Targa Resources Corp. – Non-GAAP Financial Measures.”
(2)

Growth capital expenditures, net of contributions from noncontrolling interest, were $260.9 million and $752.5 million for the three months ended March 31, 2020 and 2019. Net contributions to investments in unconsolidated affiliates were $0.3 million and $29.1 million for the three months ended March 31, 2020 and 2019.

(3)	Maintenance capital expenditures, net of contributions from noncontrolling interests, were $26.3 million and $34.4 million for the three months ended March 31, 2020 and 2019.
NM	Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

The decrease in commodity sales reflects lower NGL, natural gas, and condensate prices ($863.3 million) and lower crude marketing volumes ($37.9 million), partially offset by higher NGL, natural gas, petroleum products, and condensate volumes ($547.9 million) and the favorable impact of hedges ($148.0 million).

The decrease in fees from midstream services is primarily due to new transportation arrangements for Badlands volumes during the three months ended March 31, 2020, which resulted in a change from net presentation as fees from midstream services to gross presentation as sales of commodities and product purchases, partially offset by increased export volumes.

The decrease in product purchases reflects decreased NGL, natural gas and condensate prices, partially offset by increases in volumes.

Higher operating margin and gross margin in 2020 reflect increased segment results for Gathering and Processing and Logistics and Transportation. See “Review of Segment Performance” for additional information regarding changes in operating margin and gross margin on a segment basis.

General and administrative expense decreased primarily due to lower compensation and benefits costs and lower outside professional services.

The impairment charge is primarily associated with the partial impairment of gas processing facilities and gathering systems associated with the Company's Mid-Continent operations and full impairment of the Company's Coastal operations - all of which are in the Company's Gathering and Processing segment. Based on the current market conditions, the Company's first quarter impairment assessment projects further decline in natural gas production across the Mid-Continent and Gulf of Mexico. The Company did not recognize any impairments of long-lived assets during the first quarter of 2019. The Company may identify additional triggering events in the future, which will require additional evaluations of the recoverability of the carrying value of the Company's long-lived assets and may result in future impairments.

Interest expense, net, increased due to higher average borrowings and lower capitalized interest resulting from lower growth investments.

The increase in equity earnings is primarily due to higher earnings from the Company's investments in Gulf Coast Express Pipeline LLC and Little Missouri 4 LLC (“Little Missouri 4”).

During the three months ended March 31, 2020, the Partnership repurchased a portion of its outstanding senior notes on the open market, paying $122.1 million plus accrued interest to repurchase $162.7 million of the notes, resulting in a $39.3 million net gain from financing activities.

The increase in income tax benefit is primarily due to a higher pre-tax book loss and an additional benefit of net operating loss carryback from the CARES Act.

Net income attributable to noncontrolling interests was lower in 2020 primarily due to impairment losses allocated to noncontrolling interest holders, partially offset by income allocated to noncontrolling interest holders in Targa Badlands LLC (“Targa Badlands”), Targa GCX Pipeline LLC and the Grand Prix Pipeline LLC (“Grand Prix Joint Venture”).

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and gross margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of operating margin and gross margin, see “Targa Resources Corp. ― Non-GAAP Financial Measures ― Operating Margin” and “Targa Resources Corp. ― Non-GAAP Financial Measures ― Gross Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting NGLs and removing impurities; and assets used for crude oil gathering and terminaling. The Gathering and Processing segment's assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK); and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast and the Gulf of Mexico.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2020	2019	2020 vs. 2019
	(In millions, except operating statistics and price amounts)
Gross margin	$370.3	$361.2	$9.1	3%
Operating expenses	114.6	122.9	(8.3)	(7%)
Operating margin	$255.7	$238.3	$17.4	7%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2),(3)
Permian Midland (4)	1,655.0	1,322.6	332.4	25%
Permian Delaware	727.0	480.4	246.6	51%
Total Permian	2,382.0	1,803.0	579.0

SouthTX (5)	286.3	363.9	(77.6)	(21%)
North Texas	223.4	230.5	(7.1)	(3%)
SouthOK (6)	564.0	620.0	(56.0)	(9%)
WestOK	291.6	338.1	(46.5)	(14%)
Total Central	1,365.3	1,552.5	(187.2)

Badlands (7),(8)	159.7	96.9	62.8	65%
Total Field	3,907.0	3,452.4	454.6

Coastal	888.6	769.9	118.7	15%

Total	4,795.6	4,222.3	573.3	14%
NGL production, MBbl/d (3)
Permian Midland (4)	244.9	184.3	60.6	33%
Permian Delaware	96.3	60.5	35.8	59%
Total Permian	341.2	244.8	96.4

SouthTX (5)	28.2	48.8	(20.6)	(42%)
North Texas	26.3	26.8	(0.5)	(2%)
SouthOK (6)	66.8	58.3	8.5	15%
WestOK	23.2	24.1	(0.9)	(4%)
Total Central	144.5	158.0	(13.5)

Badlands (8)	18.1	11.4	6.7	59%
Total Field	503.8	414.2	89.6

Coastal	48.8	48.4	0.4	1%

Total	552.6	462.6	90.0	19%
Crude oil gathered, Badlands, MBbl/d	177.1	169.5	7.6	4%
Crude oil gathered, Permian, MBbl/d (9)	50.9	76.5	(25.6)	(33%)
Natural gas sales, BBtu/d (3),(10)	2,157.2	1,925.9	231.3	12%
NGL sales, MBbl/d (3),(10)	433.5	359.7	73.8	21%
Condensate sales, MBbl/d	18.6	12.5	6.1	49%
Average realized prices - inclusive of hedges (11):
Natural gas, $/MMBtu	0.93	1.94	(1.01)	(53%)
NGL, $/gal	0.22	0.45	(0.22)	(50%)
Condensate, $/Bbl	43.95	47.08	(3.13)	(7%)

(1)

Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

(2)	Plant natural gas inlet represents the Company's undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant, other than Badlands.
(3)

Plant natural gas inlet volumes and gross natural gas liquids (“NGL”) production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.

(4)

Permian Midland includes operations in WestTX, of which the Company own 72.8%, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company's reported financials.

(5)

SouthTX includes the Raptor Plant, of which the Company own a 50% interest through the Carnero Joint Venture. The Carnero Joint Venture is a consolidated subsidiary and its financial results are presented on a gross basis in the Company's reported financials.

(6)

SouthOK includes the Centrahoma Joint Venture, of which the Company own 60%, and other plants that are owned 100% by the Company. Centrahoma is a consolidated subsidiary and its financial results are presented on a gross basis in the Company's reported financials.

(7)	Badlands natural gas inlet represents the total wellhead gathered volume and includes the Targa-gathered volumes processed at the Little Missouri 4 Plant.
(8)

As of April 3, 2019, Targa owns 55% of Targa Badlands, prior to which the Company owned a 100% interest. Targa Badlands is a consolidated subsidiary and its financial results are presented on a gross basis in the Company's reported financials.

(9)	Permian crude oil gathered volumes reflect the sale of the Delaware crude gathering system, which was effective December 1, 2019.
(10)

Natural gas and NGL sales statistics include Badlands starting January 1, 2020. New transportation arrangements for Badlands volumes resulted in a change from net presentation as “Fees from midstream services” to gross presentation as “Sales of commodities” and “Product purchases”. This change in presentation did not result in an impact to the Company's operating or gross margin.

(11)

Average realized prices include the effect of realized commodity hedge gain/loss attributable to the Company's equity volumes, previously shown in Other. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volumes as the denominator

The following table presents the realized commodity hedge gain/(loss) attributable to the Company’s equity volumes that are included in the gross margin of Gathering and Processing segment:

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	15.7	$0.95	$15.0	12.1	$0.72	$8.7
NGL (MMgal)	95.6	0.18	17.5	69.4	0.01	0.5
Crude oil (MBbl)	0.5	12.08	5.5	0.3	(0.04)	—
			$38.0			$9.2

(1)	The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

The increase in gross margin was primarily due to higher volumes in the Permian and Badlands, partially offset by lower Central volumes and lower realized commodity prices. NGL production and NGL sales increased primarily due to higher natural gas inlet volumes and increased NGL recoveries. Natural gas sales increased primarily due to higher inlet volumes. In the Permian, inlet volumes and NGL production increased due to production from new wells and the addition of the Hopson, Pembrook and Falcon plants in 2019. In the Badlands, natural gas gathered volumes and NGL production increased due to production from new wells and the incremental processing capacity available with the commencement of operations at the Little Missouri 4 Plant in the third quarter of 2019. Total crude oil gathered volumes in the Permian decreased due to the sale of the Delaware crude gathering system in the fourth quarter of 2019. Total crude oil gathered volumes increased in the Badlands due to production from new wells.

Lower operating expenses attributable to contract labor, taxes and chemicals were partially offset by higher compensation and benefits related to the addition of new facilities in the Permian.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling and marketing of NGLs and NGL products, including services to liquefied petroleum gas (“LPG”) exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Grand Prix, which integrates the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s downstream facilities in Mont Belvieu, Texas. The associated assets, including these pipelines, are generally connected to and supplied in part by the Company’s Gathering and Processing segment and, except for the pipelines and smaller terminals, are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2020	2019	2020 vs. 2019
	(In millions, except operating statistics and price amounts)
Gross margin	$375.0	$219.5	$155.5	71%
Operating expenses	81.0	67.4	13.6	20%
Operating margin	$294.0	$152.1	$141.9	93%
Operating statistics MBbl/d (1):
Fractionation volumes (2)	625.3	456.6	168.7	37%
Export volumes (3)	268.9	213.1	55.8	26%
Pipeline throughput (4)	261.7	-	261.7	-
NGL sales	748.2	584.3	163.9	28%
Average realized prices:
NGL realized price, $/gal	$0.40	$0.60	$(0.20)	(33%)

(1)

Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.

(2)

Fractionation contracts include pricing terms composed of base fees and fuel and power components that vary with the cost of energy. As such, the Logistics and Transportation segment results include effects of variable energy costs that impact both gross margin and operating expenses.

(3)	Export volumes represent the quantity of NGL products delivered to third-party customers at the Company's Galena Park Marine Terminal that are destined for international markets.
(4)	Pipeline throughput represents the total quantity of mixed NGLs delivered by Grand Prix to Mont Belvieu.

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

The increase in Logistics and Transportation gross margin was primarily due to higher NGL transportation and fractionation volumes and higher LPG export volumes. Segment gross margin increased due to higher NGL transportation and fractionation margin, higher LPG export margin, and higher marketing margin. NGL transportation and fractionation margin increased due to volumes delivered on Grand Prix, which began full service into Mont Belvieu during the third quarter of 2019, and higher fractionation volumes as a result of the commencement of operations of Train 6 in the second quarter of 2019 and Train 7 in the first quarter of 2020. LPG export margin increased due to higher volumes in the first quarter of 2020 compared to the same period last year. Marketing margin increased due to optimization of gas and liquids arrangements.

Operating expenses increased due to higher taxes primarily attributable to the full operations of Grand Prix, higher maintenance, and higher compensation and benefits attributable to Train 6 and Train 7 operations.

Other

	Three Months Ended March 31,
	2020	2019	2020 vs. 2019
	(In millions)
Gross margin	$116.3	$(7.2)	$123.5
Operating margin	$116.3	$(7.2)	$123.5

Other contains the results of commodity derivative activity mark-to-market gains/(losses) related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream energy companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary midstream energy assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting and selling natural gas; transporting, storing, fractionating, treating and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling and selling crude oil.

For more information, please visit the Company’s website at www.targaresources.com.

Targa Resources Corp. - Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Adjusted EBITDA, distributable cash flow, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Company’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) attributable to TRC before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the Adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of its financial statements such as investors, commercial banks and others. The economic substance behind the Company’s use of Adjusted EBITDA is to measure the ability of its assets to generate cash sufficient to pay interest costs, support its indebtedness and pay dividends to its investors.

Adjusted EBITDA is a non-GAAP financial measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to TRC. Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in the Company’s industry, its definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

Distributable Cash Flow

The Company defines distributable cash flow as Adjusted EBITDA less distributions to TRP preferred limited partners, cash interest expense on debt obligations, cash tax (expense) benefit and maintenance capital expenditures (net of any reimbursements of project costs).

Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by it (prior to the establishment of any retained cash reserves by the Company’s board of directors) to the cash dividends the Company expects to pay its shareholders. Using this metric, management and external users of its financial statements can quickly compute the coverage ratio of estimated cash flows to cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in its quarterly dividend rates.

Distributable cash flow is a non-GAAP financial measure. The GAAP measure most directly comparable to distributable cash flow is net income (loss) attributable to TRC. Distributable cash flow should not be considered as an alternative to GAAP net income (loss) available to common and preferred shareholders. It has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

The following table presents a reconciliation of net income attributable to TRC to Adjusted EBITDA and Distributable Cash Flow for the periods indicated:

	Three Months Ended March 31,
	2020	2019
	(In millions)
Reconciliation of Net Income (Loss) attributable to TRC to Adjusted EBITDA and Distributable Cash Flow
Net income (loss) attributable to TRC	$(1,737.8)	$(38.9)
Income attributable to TRP preferred limited partners	2.8	2.8
Interest (income) expense, net	98.0	80.6
Income tax expense (benefit)	(295.3)	(2.9)
Depreciation and amortization expense	239.1	237.4
Impairment of long-lived assets	2,442.8	-
(Gain) loss on sale or disposition of assets	0.6	3.2
(Gain) loss from financing activities (1)	(39.3)	1.4
Equity (earnings) loss	(20.6)	(2.8)
Distributions from unconsolidated affiliates and preferred partner interests, net	25.7	6.8
Compensation on equity grants	17.0	16.5
Risk management activities	(115.5)	7.2
Noncontrolling interests adjustments (2)	(189.4)	(7.1)
TRC Adjusted EBITDA	$428.1	$304.2
Distributions to TRP preferred limited partners	(2.8)	(2.8)
Interest expense on debt obligations (3)	(97.1)	(80.0)
Maintenance capital expenditures	(26.8)	(35.6)
Noncontrolling interests adjustments of maintenance capital expenditures	0.5	1.2
Distributable Cash Flow	$301.9	$187.0

_____________________

(1)	Gains or losses on debt repurchases, amendments, exchanges or early debt extinguishments.
(2)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).
(3)	Excludes amortization of interest expense.

Gross Margin

The Company defines gross margin as revenues less product purchases. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing segment gross margin consists primarily of:

•	revenues from the sale of natural gas, condensate, crude oil and NGLs less producer payments, other natural gas and crude oil purchases, and the Company's equity volume hedge settlements; and
•	service fees related to natural gas and crude oil gathering, treating and processing.

Logistics and Transportation segment gross margin consists primarily of:

•	service fees (including the pass-through of energy costs included in fee rates);
•	system product gains and losses; and
•	NGL and natural gas sales, less NGL and natural gas purchases, third-party transportation costs and the net inventory change.

The gross margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Operating Margin

The Company defines operating margin as gross margin less operating expenses. Operating margin is an important performance measure of the core profitability of the Company’s operations.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating its operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•	the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income (loss) attributable to TRC. Gross margin and operating margin are not alternatives to GAAP net income and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Company’s industry, the Company’s definitions of gross margin and operating margin may not be comparable with similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net income of the Company to operating margin and gross margin for the periods indicated:

	Three Months Ended March 31,
	2020	2019
	(In millions)
Reconciliation of Net Income (Loss) attributable to TRC to Operating Margin and Gross Margin
Net income (loss) attributable to TRC	$(1,737.8)	$(38.9)
Net income (loss) attributable to noncontrolling interests	(82.5)	14.2
Net income (loss)	(1,820.3)	(24.7)
Depreciation and amortization expense	239.1	237.4
General and administrative expense	60.5	81.1
Impairment of long-lived assets	2,442.8	—
Interest (income) expense, net	98.0	80.6
Equity (earnings) loss	(20.6)	(2.8)
Income tax expense (benefit)	(295.3)	(2.9)
(Gain) loss on sale or disposition of assets	0.6	3.2
(Gain) loss from financing activities	(39.3)	1.4
Other, net	0.5	9.9
Operating margin	666.0	383.2
Operating expenses	194.6	190.2
Gross margin	$860.6	$573.4

The following table presents a reconciliation of estimated net income of the Company to estimated Adjusted EBITDA for 2020:

2020E
(In millions)
Reconciliation of Estimated Net Income attributable to TRC to Estimated Adjusted EBITDA
Net income (loss) attributable to TRC	$(1,706.0)
Impairment of long-lived assets	2,443.0
Income attributable to TRP preferred limited partners	11.0
Interest expense, net	380.0
Income tax expense (benefit)	(275.0)
Depreciation and amortization expense	880.0
Equity (earnings) loss	(70.0)
Distributions from unconsolidated affiliates and preferred partner interests, net	100.0
Compensation on equity grants	70.0
Risk management activities and other	(120.0)
Noncontrolling interest adjustments (1)	(200.0)
TRC Estimated Adjusted EBITDA	$1,513.0

(1)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company's investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Senior Director, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer